Exhibit 99.1

                                  NEWS RELEASE

CONTACT:          Armand Correia
                  SVP and Chief Financial Officer
                  (845) 369-4600

FOR IMMEDIATE RELEASE

          DRESS BARN ANNOUNCES COMPLETION OF SALE OF CONVERTIBLE NOTES

SUFFERN, NY, DECEMBER 15, 2004 - The Dress Barn, Inc. (NASDAQ: DBRN) announced today that it had completed the private sale of $115 million principal amount of its 2.50% convertible senior notes due 2024. This amount includes an additional $15 million principal amount of the notes sold to certain of the initial purchasers of the notes under an option granted by Dress Barn to, and exercised by, such initial purchasers.

Dress Barn intends to use the net proceeds of the offering to finance a part of the cost of its previously announced pending acquisition of Maurices Incorporated. If that acquisition is not completed, Dress Barn may use the net proceeds for general corporate purposes.

Dress Barn has agreed to file a registration statement with the Securities and Exchange Commission for the resale of the notes and the shares of common stock issuable upon conversion of the notes within 90 days after the closing of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Such forward-looking statements include the expectations, plans or prospects for Dress Barn, including whether or not Dress Barn will consummate the private placement of the notes. The statements made by Dress Barn are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Dress Barn's control and the risk factors and other cautionary statements discussed in Dress Barn's filings with the U.S. Securities and Exchange Commission. Dress Barn does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.